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                                                                     EXHIBIT 5.1


                      [VINSON & ELKINS L.L.P. LETTERHEAD]

                                August 13, 2001

MetaSolv, Inc.
5560 Tennyson Parkway
Plano, Texas 75024

Ladies and Gentlemen:

     We have acted as counsel for MetaSolv, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act") of 366,666 shares (the "Shares") of common stock, par value $.005 per share (the "Common Stock"), of the Company pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on August 13, 2001 (the "Registration Statement").

     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including
(i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware and (iii) the Bylaws of the Company, as amended.

     We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

     Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares to which the Registration Statement relates (when issued by the Company upon exchange of the exchangeable shares of MetaSolv Canada Holdings Inc., a corporation incorporated under the laws of Nova Scotia and a wholly-owned subsidiary of the Company, pursuant to the terms of the Share Purchase Agreement dated July 20, 2001, by and among the Company, MetaSolv Canada Inc., MetaSolv Canada Holdings Inc., LAT45 Degrees Information Systems Inc., each of the shareholders of LAT45 Degrees Information Systems Inc. and each of Joseph Hatchuel, Toufik Abdallah, Serge Bouhadana and Jean-Nicolas Guet) will be validly issued by the Company, fully paid and non-assessable.
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MetaSolv, Inc.
August 13, 2001
Page 2

     This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

     This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to us under the caption "Legal Matters" in the Registration Statement as having passed on the validity of the Shares. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,



                              VINSON & ELKINS L.L.P.